UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2015 (January 15, 2015)

Global Cash Access Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

7250 S. Tenaya Way, Suite 100
Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last

report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  Edward Peters, age 51, has been appointed to the position of Executive Vice President, Sales for Global Cash Access Holdings, Inc. (the “Company”, “GCA”), effective as of January 15, 2015. Mr. Peters’ term of office in this office shall be until his resignation, his removal or the appointment of his successor. Preceding this appointment, Mr. Peters served as Senior Vice President Sales for the Company. Prior to joining GCA, Mr. Peters served in various senior executive positions during the past several years, including as: Senior Vice President Business Development in Global Commercial Services for Fidelity Information Services; Chief Information Officer for Silverton Bank; and Senior Vice President for Prudential Bank.

Under an employment agreement entered into in connection with his appointment, Mr. Peters is entitled to receive an annual base salary of $375,000 and, beginning with the year 2015, is eligible to receive an annual cash bonus based upon the achievement of certain performance criteria and goals.  He is also eligible to participate in other company benefit plans. The target amount of the annual cash bonus, assuming the achievement of performance criteria and goals, is 50% of his then current base salary and the maximum amount is 100% of his then current base salary. In the event of the termination of Mr. Peters’ employment by the Company without cause or by Mr. Peters for good reason as such terms are defined in the employment agreement, Mr. Peters is entitled to twelve months salary continuation plus one times the then target amount of the executive’s discretionary bonus payable over twelve months, plus twelve months of continued group health insurance for him and the executive’s eligible dependents, and all unvested equity awards with time-based vesting shall become fully vested.  In addition, the employment agreement provides that all unvested equity awards shall vest upon a change in control of the Company as such term is defined in the Company’s 2014 Equity Incentive Plan.  In addition, if the total payments Mr. Peters receives from the Company constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then Mr. Peters shall receive the greater of (i) the largest portion of such payments such that no portion of such payments would be subject to the excise tax imposed under Section 4999 of the Code, and (ii) the entire payments net of any and all taxes imposed on such payments, including the excise tax imposed by Section 4999 of the Code.  Mr. Peters has agreed not to engage in certain competitive activities for a period of two years following the termination of his employment with the Company.  The description of the employment agreement contained in this paragraph is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Edward Peters, dated January 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: January 22, 2015

By:	/s/ Randy L. Taylor
Randy L. Taylor
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Employment Agreement with Edward Peters, dated January 15, 2015